EMPLOYMENT AGREEMENT

made by and between

Stendal Pulp Holding GmbH, Berlin / Arneburg,

(hereinafter referred to as the "Company")

and

Mr. Wolfram Ridder, Am Eisenbuhl 7,
95152 Selbitz

(hereinafter referred to as "Managing
Director")

§l
Functions and Responsibilities

1.
Mr. Ridder has shareholder's resolution of March 7, 2002 appointed managing director ("Geschäftsführer") of the Company. In such capacity he is responsible for the joint representation of the Company to third parties together with another managing director; Mr. Ridder is in charge of certain activities relating to the Company's investment in Zellstoff Stendal GmbH ("ZSG"), including project coordination/implementation, finance and subsidies. Mr. Ridder shall also review business opportunities, handle banking and government relations in Germany for the Company and certain of its affiliates and coordinate carbon credit, currency, interest rate and pulp hedging and trading for the Company and certain of its affiliates; the Company may assign the Managing Director to additional positions with affiliates of the Company which positions the Managing Director agrees to fill out without additional compensation.

2.	The Managing Director shall report to the Company and its shareholder's meeting.

3.	The Managing Director's office locations are Berlin and Arneburg.

§2.
Term of Agreement

1.
This agreement is effective from May 1, 2006 and replaces all earlier agreements between the parties and replaces the earlier agreement between the Managing Director and ZSG. For the purpose of German statutory law the Company acknowledges the Managing Director’s length of service period as a Managing Director of ZSG (Anrechnung von Vordienstzeiten) since September 1, 2002.

2.	This agreement is entered into for indefinite time.

3.
This agreement may be terminated by the parties as of June 30 or December 31 of any year by giving six (6) months' notice; in case of a direct or indirect change in majority ownership of the Company the notice period will increase to twelve months. Termination without prior notice due to serious breach of this contract or illegal actions remains unaffected. The termination notice for termination of this agreement has to be in writing. For the purposes of this subsection, "change in majority ownership" means the acquisition by a party of 50.1% or more of the voting shares of the applicable corporation.

4.
If termination notice is given with respect to this agreement, no matter by which party, the Company is entitled to suspend the Managing Director's obligation to perform services for the Company until the actual termination date. The Company shall be no longer obligated to pay to the Managing Director compensation under this agreement to the extent that the Managing Director receives compensation from any new full time employment that he may enter into before such actual termination date.

5.	This agreement shall terminate without expressed termination notice at the end of the month in which the Managing Director completes his 65th year of life.

§3
Compensation

1.
The Managing Director shall as compensation for his services receive an annual gross salary of EUR 247,200. - (in words: two hundred forty-seven thousand two hundred Euro). The annual salary shall be paid in twelve equal instalments at the end of each calendar month under withholding of applicable tax and social security deductions (statutory pension plan, unemployment insurance). The Managing Director shall also be entitled to a one time equalization payment of EUR 600 (in words: six hundred Euro).

2.
Additionally the Managing Director is entitled to a yearly bonus payment up to a maximum of 25% of the base salary under item 1 above, depending on targets mutually agreed between the Managing Director and Mercer International Inc.'s CEO Jimmy Lee for each business year.

3.
The Company will entertain - directly or indirectly through its subsidiary ZSG - a deferred compensation scheme (Unterstützungskasse) which shall be served by the Managing Director transfer payments from amounts paid under §3.1 or §3.2 and in amounts at the Managing Director’s discretion.

4.
The Company may choose to effect any whatsoever payments, compensations or other benefits indirectly through ZSG human resource department without any prejudice to its obligations towards the Managing Director under this agreement.

5.
Other than as set out herein, all participation by the Managing Director in any deferred compensation scheme offered by ZSG pursuant to subsection 3 above shall be provided at no cost to ZSG and all payments, compensations or benefits payable by ZSG to the Managing Director pursuant to subsection 4 above shall be made at no cost to ZSG, and in each such case the Company agrees to reimburse ZSG for such costs, payments, compensations or benefits, if any; provided that to the extent that the Managing Director provides services to ZSG for which ZSG has agreed to pay a fee, compensation or benefit to the Company or to the Managing Director, such amounts shall be to the account of ZSG and need not be reimbursed by the Company to ZSG.

§4
Compensation in Case of Incapacitation

1.
In case of temporary incapacitation of the Managing Director caused by illness or another reason for which the Managing Director is not responsible, statutory law is applicable for the continuation of compensation payments. After expiry of such 6 weeks of statutory sick pay the company will pay the difference between a statutory sick pay and the net monthly payment to the managing director for a period of further 20 weeks.

2.
Subject to Section 6, Subsection 6 below, the Company agrees to take or have the Managing Director take out for the Managing Director an insurance with a coverage of EUR 1,500,000. - in case of death and EUR 2,000,000. - in case of disability.

§5
Vacation

The Managing Director is entitled to an annual vacation of thirty (30) working days (one week = five working days). The time during which such vacation is taken shall be decided after the consultation with the Company.

§6
Other Benefits

1.
The Managing Director shall, for the performance of his function under this Agreement, be provided with a Company car with a maximum value of 60,000. - € which he may also use for personal purposes. All necessary running costs shall be born by the company. The income tax on the monetary advantage of the private use shall be paid by the Managing Director.

2.	Expenses which the Managing Director will incur in performing his responsibilities under this Agreement, including travel and other expenses, shall be reimbursed if supported by individual vouchers.

3.	Subject to Subsection 6 below, the Managing Director is entitled to reimbursement his costs of private health insurance and disability insurance against invoice.

4.	The Company will provide the Managing Director with a mobile telephone.

5.	The Company will, at its expenses, take out Director's and Officers liability insurance coverage for the managing director up to an amount of € 5,000,000.- for each case.

6.
The maximum cost to the Company of providing the insurance coverage described in Section 4, Subsection 2 above and for fulfilling the reimbursement obligations described in Section 6, Subsection 3 above (the "Insurance Benefits") shall be an aggregate of EUR 1,300. per month (the "Cap Amount"). In the event that the cost of providing the Insurance Benefits exceeds the Cap Amount, the insurance coverage provided by the Company will be reduced to such levels as the Company may elect, such that all costs in respect thereof fit within the Cap Amount and the Company may deny any claims for reimbursement that would cause Insurance Benefits costs to exceed the Cap Amount.

§7
Additional Employment, Non-

Competition Clause

1.
The Managing Director shall devote his full attention and time, as well as professional knowledge and experience, exclusively to the Company. The acceptance of any compensated or non-compensated additional employment as well as of the service on supervisory or advisory boards or similar positions is subject to the prior written consent of the shareholder's meeting.

2.	During the time of his employment with the Company the Managing Director shall not engage, directly or indirectly, in any venture, business or enterprise which competes with the Company.

§8
Confidentiality

The Managing Director agrees that he will keep all affairs of the Company absolutely confidential to third parties. This obligation shall survive the termination of the services for the Company.

§9
Records
and other Company Property

When leaving the service of the Company, or after being suspended from his obligation to render services pursuant to Section 2, Subsection 4, the Managing Director agrees to return to the Company any and all documents, correspondence, records, drafts and the like which concern Company matters and which are still in his possession, The Managing Director is not entitled to exercise a right of retention with respect to such records and objects.

§10
Final Provisions

1.	Amendments and additions to this Agreement, including this provision, must be in writing. There are no oral side agreements to this Agreement. This Agreement supersedes all earlier agreements.

2.
Should any provision off this Agreement become wholly or in. part invalid, the remaining parts of this Agreement shall not be affected. The invalid provision shall be replaced in such case by such valid provision which comes as close as possible to the economic intent of the parties.

Berlin, October 2, 2006
Place, date

Stendal Pulp Holding GmbH, represented            /s/ Wolfram Ridder
by its shareholders                                                                             Wolfram Ridder

Mercer International Inc.

Per          /s/ Jimmy S. H. Lee

       Chief Executive Officer